Exhibit 16.1

April 8, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of Superior Group of Companies, Inc.’s Form 8-K dated April 6, 2022, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. With respect to all other matters, we have no basis to agree or disagree with the statements made by the registrant.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

St. Petersburg, Florida